                                                                  Exhibit 99

[ESSI logo]
----------------------------------------------------------------------------
                              201 Evans Lane  *  St. Louis, MO 63121-1126

For further information, please contact:
Gary C. Gerhardt
(314) 553-4982



                       ENGINEERED SUPPORT POSTS RECORD
                         FIRST QUARTER 2005 RESULTS;
                          RAISES GUIDANCE FOR YEAR


     o   QUARTERLY REVENUES UP 20% TO $233.5 MILLION

     o   QUARTERLY NET EARNINGS ADVANCE 31% TO $20.6 MILLION

     o   FIRST QUARTER EPS UP 28% TO $.73 VS. $.57 IN 2004

     o   UPDATES 2005 REVENUE AND EARNINGS GUIDANCE

ST. LOUIS, MO. - FEBRUARY 22, 2005 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) reported record net earnings of $20.6 million, or $.73 per diluted share, for the quarter ended January 31, 2005 compared to $15.7 million, or $.57 per diluted share, for the same period last year. Net revenues also set a quarterly record at $233.5 million, up 20% over the $195.1 million for the first quarter of last year. Solid revenue growth was experienced in both the Support Systems and Support Services business segments with overall organic revenue growth primarily responsible, according to GERALD A. POTTHOFF, VICE CHAIRMAN, CEO AND PRESIDENT.

First quarter operating income of a record $33.0 million was 26% above the $26.2 million reported for the same quarter in the prior year. As a percentage of net revenues, operating income was 14.1% for the current quarter as compared to 13.5% for the first quarter of fiscal 2004. Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the current quarter climbed 27% to a record $36.2 million, or 15.5% of net revenues.

Quarterly net revenue growth was predominantly driven by overall increases at existing business units with more recently acquired subsidiaries, Pivotal Power (purchased December 5, 2003) and Prospective Computer Analysts, or PCA, (purchased January 7, 2005), adding a combined $1.3 million of incremental revenues during the first quarter of 2005.

Net income for the first quarter advanced 31% to a record $20.6 million (8.8% of net revenues) compared to $15.7 million (8.1% of net revenues) last year. Contributions from increased net revenues in 2005 drove earnings higher during the period as compared to the prior year.



                                     2


Potthoff commented, "The first quarter's results mark the beginning of another outstanding year for Engineered Support. Our organic growth remained strong driving quarterly revenues up 20% over last year's levels with solid profit margins reported for both business segments. We're off to a great start to 2005 and are very excited about the future prospects for the two firms acquired so far this year, PCA and Spacelink, going forward. And, we are particularly encouraged by additional internal growth opportunities contained within the DoD's recently enacted $82 billion supplemental spending bill to support ongoing operations and equipment needs stemming from U.S. military operations in Iraq and Afghanistan. Although the specific impact of these additional appropriations on our business remains somewhat unclear at this time, considering our market positioning as a leader in several military support equipment and logistics services markets, we believe that we will benefit substantially once those funds are obligated and expended over the next few years."

A total of $37.6 million of available cash on hand was used to fund the acquisition of PCA during the current quarter. Shortly after quarter end, $137.4 million was used to fund the upfront cash portion of the Spacelink International LLC acquisition (closed February 7, 2005) which was provided from available funds and borrowings under the Company's recently expanded line of credit agreement. Free cash flow of a negative $4.1 million during the quarter reflects a temporary increase in net working capital relating to the timing of contractual deliveries which will be liquidated in the second quarter of the year. Free cash flow in excess of $60 million is expected for the full fiscal year.

BUSINESS SEGMENT RESULTS

For the first quarter, the Support Systems segment reported net revenues of $119.9 million compared to $111.8 million (prior to the elimination of inter-segment revenues in each period) for the same quarter in the prior year, a 7% increase. Organic revenue growth for the segment totaled 6% from additional work on several Support Systems programs during the quarter. The inclusion of two smaller acquisitions, Pivotal Power and PCA, contributed as well during the period. Programs with the largest revenue gains during the quarter included the M1000 Heavy Equipment Transporters which are being refurbished after their recent battlefield deployment in Iraq, increased deliveries of generator sets and inter-segment production work on vehicle uparmor kits being performed for the Support Services segment. Segment revenue growth was partially offset by reduced work on the 60-K Tunner Aircraft Cargo Loader as production on that contract winds down in the second quarter of this year as well as by lower 2005 revenues on the MSTAR perimeter security program as a large base security subcontract with Northrop Grumman was completed late last fiscal year.

Quarterly operating income for the Support Systems segment climbed to $21.4 million (17.9% of segment revenues) compared to $19.0 million last year. Incremental revenues and related gross profit contributions led to the overall improved results for the Support Systems segment.

Net revenues of the Support Services segment climbed 38% to $123.0 million compared to $89.1 million (prior to the elimination of inter-segment revenues in each period) for the first quarter of 2004 due to significant internal growth in several business areas. Sizeable year-over-year revenue increases were noted on numerous existing programs including satellite telecommunications support activities for deployed troops abroad, a ramp up in U.S. Army depot support efforts and the addition of the vehicle uparmor kit program at the Company's Radian subsidiary during the current quarter.


                                     3

Quarterly operating income for the Support Services segment rose to $11.6 million (9.4% of segment revenues) compared to $7.3 million (8.1% of segment revenues) last year. Services segment profit margins increased as a result of contributions from the increase in revenues noted above. The current quarter also includes amortization expense of $0.5 million for the identifiable intangible assets related to the 2003 acquisition of TAMSCO whereas no amortization was recorded for the first quarter of the prior year pending completion of its final valuation.

ENTERED ORDERS AND BACKLOG

Entered orders totaled $220 million for the first quarter of 2005, yielding a trailing twelve month book-to-bill ratio of 0.95 to 1. These orders resulted in a quarter-end funded contract backlog of $582 million and a total backlog including primarily unfunded options on long-term production contracts of $1.4 billion. Including recent acquisitions, the Company is anticipating fiscal 2005 entered orders of approximately $1.1 billion.

OUTLOOK FOR 2005

Potthoff stated, "For 2005, we now expect consolidated revenues of $990 million to $1 billion, which includes contributions from our two most recently completed acquisitions, PCA and Spacelink, for a partial year. However, this estimate excludes contributions from further acquisitions or any potential new business that may result from the DoD's recently announced supplemental spending bill. On the strength of our existing revenue base, we are forecasting fiscal 2005 earnings of $3.13 to $3.18 per share - roughly an increase of 15% to 17% over last year."

Based upon the Company's review, it appears that the $82 billion supplemental bill includes significant funding for the replacement or refurbishment of a variety of support equipment systems presently or historically provided by subsidiaries within the ESSI family of companies including generator sets in several sizes, water and fuel systems, and a host of other equipment. In addition, a portion of the incremental funding for vehicle uparmor solutions and military trailer refurbishment also included within the bill will be allotted to the Company's ongoing program efforts in those areas.

Potthoff concluded, "Given the uncertainty surrounding the timing of award of any new contracts under the bill, we do not consider it prudent to speculate on the impact which this additional spending may have on our business until the situation becomes more clear. Should we receive additional unexpected funding for the recapitalization of military equipment or related logistics services over the next several months that materially impacts our current 2005 business plan, we will certainly update our financial forecast as appropriate at that time."

In conjunction with this release, Engineered Support Systems will host a conference call which will be simulcast over the Internet. Michael F. Shanahan, Sr., Chairman, Gerald A. Potthoff, Vice Chairman, CEO and President, and Gary C. Gerhardt, Vice Chairman and CFO, will host the call, which is scheduled for today, February 22, 2005 at 11 a.m. EST. Listeners can access the conference call live via the Company's website at www.engineeredsupport.com. The webcast will be archived online available one hour after completion of the call.


                                     4

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. Important factors which could cause the Company's actual results to differ materially from those projected in, or inferred by, forward-looking statements include, but are not limited to, the following: the decision of any of the Company's key customers, including the U.S. government, to reduce or terminate orders with the Company; cutbacks in defense spending by the U.S. government; increased competition in the Company's markets; the Company's ability to achieve and integrate acquisitions; and other risks discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.


                                     5


                      ENGINEERED SUPPORT SYSTEMS, INC.
                           SUMMARY FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         THREE MONTHS ENDED
                                                             JANUARY 31
                                                      -----------------------
                                                        2005           2004
                                                        ----           ----
                                                            (UNAUDITED)
Net Revenues                                          $233,533       $195,130
                                                      ========       ========

EBITDA*                                               $ 36,180       $ 28,516

Depreciation and Amortization                           (3,189)        (2,269)

Loss on Asset Sales                                         (1)            (4)
                                                      --------       --------

Operating Income                                        32,990         26,243

Net Interest Income (Expense)                              254           (644)

Income Tax Provision                                   (12,633)        (9,856)
                                                      --------       --------
Net Income                                            $ 20,611       $ 15,743
                                                      ========       ========

Earnings per Share:
   Basic                                              $   0.77       $   0.63
                                                      ========       ========
   Diluted                                            $   0.73       $   0.57
                                                      ========       ========


* Earnings before interest, income taxes, depreciation and amortization.



                                     6

                      ENGINEERED SUPPORT SYSTEMS, INC.
                           SUMMARY FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      THREE MONTHS ENDED
                                                           JANUARY 31
                                                ------------------------------
                                                  2005                  2004
                                                  ----                  ----
                                                          (UNAUDITED)

EBITDA*                                         $ 36,180              $ 28,516

Net Interest Income (Expense)                        254                  (644)

Income Tax Provision                             (12,633)               (9,856)

Net Increase
   in Working Capital
   and Other Assets                              (25,086)              (40,425)
                                                --------              --------

Net Cash Used in
   Operations                                   $ (1,285)             $(22,409)
                                                ========              ========


* Earnings before interest, income taxes, depreciation and amortization (EBITDA) is, in the opinion of Company management, a valuable analytical tool useful by both the Company and the investment community in determining financial performance relative to the Company's historical results of operations, as well as those of its peers. EBITDA is a non-GAAP financial measure.


                                     7

                               ENGINEERED SUPPORT SYSTEMS, INC.
                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                              JANUARY 31
                                                       ------------------------
                                                         2005            2004        % CHANGE
                                                         ----            ----        --------
                                                             (UNAUDITED)

Net revenues                                           $233,533        $195,130        19.7%
Cost of revenues                                        175,989         148,859        18.2%
                                                       --------        --------
Gross profit                                             57,544          46,271        24.4%
Selling, general and administrative expense              24,553          19,997        22.8%
Restructuring expense                                                        27
Loss on sale of assets                                        1               4
                                                       --------        --------
Operating income                                         32,990          26,243        25.7%
Net interest income (expense)                               254            (644)
                                                       --------        --------
Income before income taxes                               33,244          25,599        29.9%
Income tax provision                                     12,633           9,856        28.2%
                                                       --------        --------
Net income                                             $ 20,611        $ 15,743        30.9%
                                                       ========        ========
Earnings per share:
   Basic                                               $   0.77        $   0.63        22.2%
                                                       ========        ========
   Diluted                                             $   0.73        $   0.57        28.1%
                                                       ========        ========
Weighted average common shares outstanding:

   Basic                                                 26,827          25,066         7.0%
                                                       ========        ========
   Diluted                                               28,348          27,552         2.9%
                                                       ========        ========


                                     8


                          ENGINEERED SUPPORT SYSTEMS, INC.
                              BUSINESS SEGMENT RESULTS
                                   (IN THOUSANDS)

                                              THREE MONTHS ENDED
                                                  JANUARY 31
                                           -------------------------
                                             2005             2004         % CHANGE
                                             ----             ----         --------
                                                  (UNAUDITED)

NET REVENUES:

   Support Systems                         $119,885         $111,794          7.2%

   Support Services                         122,972           89,142         38.0%

   Intersegment Revenues                     (9,324)          (5,806)
                                           --------         --------

      Total                                $233,533         $195,130         19.7%
                                           ========         ========


OPERATING INCOME:

   Support Systems                         $ 21,432         $ 18,978         12.9%

   Support Services                          11,558            7,265         59.1%
                                           --------         --------

                                             32,990           26,243         25.7%

NET INTEREST INCOME (EXPENSE)                   254             (644)
                                           --------         --------

INCOME BEFORE INCOME TAXES                 $ 33,244         $ 25,599         29.9%
                                           ========         ========


                                     9


                             ENGINEERED SUPPORT SYSTEMS, INC.
                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                      (IN THOUSANDS)

                                                               JANUARY 31       OCTOBER 31
                                                                  2005             2004
                                                                  ----             ----
                                                              (UNAUDITED)

ASSETS
Current Assets:
  Cash and cash equivalents                                   $   10,334        $   33,153
  Accounts receivable                                            128,885           139,191
  Contracts in process and inventories                            73,107            61,009
  Deferred income taxes                                            6,921             6,921
  Other current assets                                            11,098             2,846
                                                              ----------        ----------
          Total current assets                                   230,345           243,120

Property, plant and equipment                                     48,379            46,946
Goodwill                                                         191,422           167,358
Acquired customer-related intangibles                             43,304            38,314
Other assets                                                      16,002            15,396
                                                              ----------        ----------
          Total Assets                                        $  529,452        $  511,134
                                                              ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt                        $      371        $      340
  Accounts payable                                                63,044            71,796
  Other current liabilities                                       44,241            58,936
                                                              ----------        ----------
          Total current liabilities                              107,656           131,072

Long-term debt                                                     1,005               781
Other liabilities                                                 42,363            42,325
Shareholders' Equity                                             378,428           336,956
                                                              ----------        ----------
          Total Liabilities and Shareholders' Equity          $  529,452        $  511,134
                                                              ==========        ==========



FUNDED BACKLOG OF ORDERS                                      $  582,056        $  588,061

OPTIONS ON EXISTING ORDERS                                       825,295           849,157
                                                              ----------        ----------
                                                              $1,407,351        $1,437,218
                                                              ==========        ==========

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